Exhibit 10.11

Dec 20, 2016

Private & Confidential

By Electronic Mail

Véronique Lecault

Dear Véronique:

Re:	Employment Agreement

I am pleased to offer you full time employment with AbCellera Biologics Inc. (the “Company”). This letter agreement contains the complete terms and conditions of your employment with the Company (the “Agreement”).

Your employment under this Agreement will start on December 16, 2016 (the “Start Date”), and will continue until terminated in accordance with the provisions of this Agreement. Please review the terms of this Agreement carefully. If you wish to accept the these terms of employment, please sign and return a copy of this agreement to Carl Hansen at                      before January 15, 2017. Please also copy                      on this response.

Background Check: Your employment under this Agreement is conditional upon the successful completion of a background check. By signing this agreement, you consent to the Company carrying out a comprehensive background check, which may include the use of third-party service providers. If the information collected in the course of the background check would have or could have affected the Company’s decision to hire, then the Agreement will terminate without notice or compensation of any kind and you will be paid all accrued and unpaid pay to your last day.

In consideration for the compensation provided under this Agreement and other good and valuable consideration, you agree as follows:

1.	Employment

The terms of your employment will be as follows:

(a)

Position and Responsibilities: You will be employed by the Company in the position of Lead of Finance and Operations, reporting to the CEO or his or her designate. You will perform or fulfil all duties and responsibilities of your position, subject to applicable laws, and the duties and responsibilities that the Company may reasonably assign to you from time to time. You will at all times conform to the reasonable and lawful instructions and directions of the Company and its managers. You will adhere to all applicable policies of the Company as established and amended from time to time. You acknowledge and agree that as a developing company in Canada, you will need to be flexible in performing duties the Company asks you to perform from time to time, and in the position you occupy, your place of work and the person or position you report to. As the Company changes and grows, you may be required to change the scope of your position and duties, move to another location, change your title, and/or report to a different level of management. Such changes will not involve a reduction in compensation and you agree that no such changes will amount to a repudiation of this Agreement, constructive dismissal or termination of your employment.

(b)

Duties: During your employment you will devote the whole of your time, attention and abilities to your duties, which you agree to carry out faithfully, honestly, diligently and to the best of your ability. You agree to give the Company the full benefit of your knowledge, expertise, skill and ingenuity, and exercise the degree of care, diligence and skill that a prudent professional would exercise in comparable circumstances. You may not engage in other work or business activities without the Company’s prior written consent.

(c)

Base Compensation: You will earn a base salary in the amount of CAD $90,000.00 per annum, less statutory and other required deductions, for all work and services you perform for the Company, paid to you bi-monthly in 24 equal payments, in arrears (the “Base Salary”). The Base Salary is based on a fifty (50) hour workweek, consisting of forty (40) regular hours per week at the rate of CAD $31.49 per hour and ten (10) hours of prepaid overtime at the time-and-a-half rate of CAD $47.21 per hour. Your hours of work and schedule may change from time to time depending on operational needs, and you may be required to work evenings and weekends. You must obtain prior approval from a manager before working any unscheduled hours. You must accurately report all unscheduled hours you work, whether approved or not, in the pay period in which you work such hours.

(d)	Signing Bonus: As part of your offer you will receive a one-time signing bonus of CAD $16,250.

(e)	Overtime. You:

(i)	agree to accurately record all hours worked in the manner directed by the Company on a daily basis; and

(ii)	are not permitted to work more than ten (10) hours per day or fifty (50) hours per week without obtaining the prior written authorization of a manager.

In the event that you perform additional overtime work in excess of the regular weekly amount (“Additional Overtime”). You are required to submit a record of the hours worked to payroll during the pay period in which the Additional Overtime was worked.

(f)

Prepaid Overtime Bank. The ten (10) hours of prepaid overtime accrued by you every week will form a prepaid overtime bank (“Paid Overtime Bank”) against which all Additional Overtime you work will be debited. Additional Overtime worked and reported by you will be debited against the Paid Overtime Bank. In the event the Paid Overtime Bank has no accrued overtime, the Additional Overtime will be credited to you and deducted from subsequent prepaid overtime. At the end of the calendar year, the Paid Overtime Bank will be accounted for as follows:

(i)	If your prepaid overtime hours exceed the actual overtime hours you worked, the deficit position in the Paid Overtime Bank will be waived by the Company; and

(ii)	If your prepaid overtime hours do not meet or exceed the actual overtime hours you worked, the Company will pay the accrued unpaid overtime amount to you or provide you with time off in lieu.

(g)	Probation: Given your long-time association with AbCellera, your offer is for permanent employment and will not include any probationary period.

(h)

Vacation Entitlement: You will be eligible to earn up to at least fifteen (15) days’ paid vacation per annum, pro-rated for any partial year of employment. An unlimited number of additional paid vacation days may be approved subject to the effective execution of your duties and coordination of responsibilities with other members of the AbCellera team. Your vacation must be taken at a time or times acceptable to the Company and in accordance with the Company’s vacation policy in effect from time to time. It is your responsibility to schedule and take your vacation at a time or times acceptable to the Company and in accordance with the Company’s vacation policy in effect from time to time.

(i)

Benefits: Effective on the Start Date, you will be eligible to participate in applicable employee benefits plans, including the extended health and dental plan, that the Company offers its Canadian-based employees from time to time (the “Employee Benefits”). The Company reserves the right to amend, eliminate, substitute or otherwise change the Employee Benefits at its sole discretion, at any time and without notice, including but not limited to changes to cost sharing, premium amounts, terms of benefits and deductibles. Details of the Employee Benefits will be provided to you once in place and, thereafter, when changes are made to the Employee Benefits.

(j)

Stock Options: You are eligible to earn stock options pursuant to the Company’s Incentive Stock Option Plan as amended from time to time (the “Plan”) subject to the discretion of the Board and the terms of grant (the “Option”). As part of your starting compensation package the CEO will recommend to the Board that you be granted a total of 200,000 stock options, with the first 33,333.33 options vesting upon the first anniversary of your employment, and the remaining 166,666,67 options vesting equally over the subsequent five year period following the first anniversary of your employment. If approved by the Board the options will granted under the terms of the Plan.

(k)

Business Expenses: The Company will reimburse you for all authorized travelling and out-of- pocket expenses actually, exclusively and necessarily incurred by you in connection with your duties under this Agreement, provided that you first furnish statements with accompanying receipts or vouchers for all such expenses to the Company and otherwise comply with the Company’s expense policies as in effect from time to time;

(l)

Travel: You will be expected to travel from time to time as business needs require in the course of performing your duties. You will not be required to travel more than 25% time within any calendar quarter.

(m)

Offer of Comparable Employment by Affiliate: You agree that if an Affiliated Company offers you comparable employment on terms substantially similar to the terms of this Agreement, you will accept such offer and take up employment with the Affiliate of the Company. You will receive equal credit for your length of service with the Company and all probation and benefit-qualifying periods will be waived where in the Affiliate Company’s power to do so.

2.	Obligations of Employment

In addition to your employment obligations at common law, you covenant and agree as follows:

(a)

Loyalty to the Company: Throughout your employment you will well and faithfully serve the Company and use your best efforts to promote the Business of the Company. You will act honestly and in good faith, and in the best interests of the Company.

(b)

Business of the Company: You will not, during your employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Company. You will not engage in any other employment without the written consent of the Company.

(c)

No Personal Benefit: You will not receive or accept for your own benefit or for any other Person’s benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any Person having or proposing to have one or more business transactions with the Company, without the prior approval of the Company.

(d)

Business Opportunities: During your employment you will communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the Business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of your employment.

(e)

Return of Company Property: Upon termination of your employment, or at any time upon request, you will promptly return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof and any other material on any medium in your possession or control pertaining to the Business of the Company, without retaining any copies or records of any Confidential Information whatsoever. You will also return any keys, pass cards, identification cards, equipment or other property belonging to the Company or the Company’s customers.

(f)

Pre-existing Obligations: You are hereby requested and directed by the Company to comply with any existing common law, contractual or statutory obligations to your former employer and to any other Person. The Company is not employing you to obtain the confidential information or business opportunities of your former employer or any other Person.

(g)

Policies and Procedures: You are required to comply with the Company’s policies and procedures as established and amended from time to time; however such policies and procedures do not form contractual terms and may be amended without notice. You are required to comply with all lawful directions of the Company, and follow all workplace policies and procedures and with the Company’s rules, regulations, policies, practices, and procedures, as amended from time to time.

(h)

Use of Company Resources: The Company’s equipment, tools and communication devices are for business purposes only. The Company may, at any time and without further notice or consent, access, monitor and review you usage of Company information and resources, including without limitation, computers, computer software, electronic mail (including web-based email or electronic communications applications or services), instant messaging, on-line services (including the Internet), voicemail, facsimile machines, telephones and photocopiers and any of the contents of any of the foregoing. Accordingly, you should have no expectation of privacy in connection with the use of Company resources, and your use of any of the foregoing Company resources will be regarded as your waiver to any right to privacy in such use and your express consent to your use of resources being monitored, accessed by and reviewed by the Company.

(i)

Legal Obligations Concerning Privacy: You agree that you will not collect, use or disclose the personal information of any employees, contractors or customers of the Company other than as authorized in the course of your duties. You agree that you will adhere to and comply with all Company policies and laws governing the protection of personal information.

(j)

No use of Unauthorized Software: You agree that you will not download any unauthorized software onto any Company device, nor knowingly make use of any unauthorized software in the performance of your duties.

3.	Confidential Information

(a)

Non-Disclosure of Confidential Information: At all times during your employment and subsequent to the termination of your employment with the Company, you will keep the Confidential Information in strictest confidence and trust. You will take all necessary precautions against unauthorized disclosure of the Confidential Information, and you will not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor will you copy or reproduce the Confidential Information except as may be reasonably required for you to perform your duties for the Company.

(b)

You represent and warrant that, in performing your duties under this Agreement, you will not disclose or use the confidential information of any other person or business in violation of the Company’s contractual or legal obligations to that other person or business.

(c)

You agree to indemnify the Company for any costs, fees, expenses, damages or penalties imposed upon the Company with respect to your willful unauthorized disclosure or misuse of such confidential information.

(d)	Restricted Use of Confidential Information:

(i)

At all times during and subsequent to the termination of your employment with the Company, you will not use the Confidential Information in any manner except as reasonably required for you to perform your duties for the Company.

(ii)

Without limiting your obligations under subsection 3(a), you agree that at all times during and subsequent to the termination of your employment with the Company, you will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance, marketing or selling, of any Products which are competitive with the Products of the Company.

(iii)

Upon the request of the Company, and in any event upon the termination of your employment with the Company, you will immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in your possession or under your control.

(e)	Ownership of Confidential Information and Developments:

(i)	You acknowledge and agree that you will not acquire any right, title or interest in or to the Confidential Information or the Developments.

(ii)

You agree to make full disclosure to the Company of each Development promptly after its creation. You hereby irrevocably assign and transfer to the Company, and agree that the Company will be the exclusive owner of, all of your right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights trademarks, industrial designs and all other intellectual property rights therein, whether realized within or beyond the scope of your employment, and regardless of the true purpose of the employment relationship, and you irrevocably waive all moral rights you may have in these Developments. You further agree to cooperate fully at all times during and subsequent to your employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. You agree that the obligations in this section will continue beyond the termination of your employment with the Company with respect to Developments created during your employment with the Company.

(iii)

You agree that the Company, its successors, its assignees and their licensees are not required to designate you as the author of any Developments. You hereby waive in whole all moral rights which you may have in the Developments in favour of the Company, including the right to disclose the Developments to the public, retract the developments from the public, the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. In the event of having any other right in and to the Developments that cannot be assigned to the Company, you hereby unconditionally and irrevocably waive the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing (including moral rights) against the Company, its successors, distributors, licensees, sublicensees and customers, whether now known or hereafter to become known, and you agree, at the request and expense of the Company and its respective successors and assigns, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights;

(iv)

You agree, in the event of having any rights in and to the Developments that cannot be assigned to the Company and cannot be waived, you hereby grant to the Company and its respective successors and assigns, an irrevocable, unconditional, perpetual, exclusive, worldwide, transferable, fully-paid and royalty-free license, with rights to sublicense throughout multiple levels of sublicensees, to use in any way whatsoever the Developments and the intellectual property rights embodied therein.

(v)

In performing your duties in the course of your employment with the Company, you agree to avoid designing or developing any Development, in part or in whole, that intentionally infringes any intellectual property rights of any third party or that incorporates the intellectual property of any third party. If you become aware of any such possible infringement in the course of your employment, you agree to immediately notify the Company in writing of all particulars of the same, Without limiting the forgoing, you agree that in working on any Development, you will not take any action that creates any obligation on behalf of the Company to any third party, and you will not incorporate any third party or publically available software, in whole or in part, into any Development, and you will not use any such software, in whole or in part, in a manner that may subject any Development to any license obligations of any third party.

4.	Restrictive Covenants

(a)

Non-Competition: You agree that while you are employed by the Company, and for a period of 1 year following the termination of your employment with the Company, you will not, without first getting written approval from AbCellera’s board of directors, which will not be unreasonably withheld, become engaged, directly or indirectly, as an employee, consultant, partner, principal, agent, officer, director, proprietor, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 2% of the outstanding shares so listed) or advisor, in any Competitive Business that is located or operates within Canada or the United States.

(b)

Non-Solicitation of Clients: You agree that while you are employed by the Company, and for one (1) year following the termination of your employment with the Company, you will not, directly or indirectly, contact or solicit any Clients of the Company for the purpose of selling or supplying to these Clients of the Company any products or services which are competitive with the products or services sold or supplied by the Company at the time of your termination. The term “Client of the Company” in the preceding sentence means any Person that:

(i)	was a client of the Company at the time of the termination of your employment with the Company; or

(ii)	the Company actively solicited within the twelve months prior to the termination of your employment.

(c)

Non-Solicitation of Employees: You agree that while you are employed by the Company, and for one (1) year following the termination of your employment with the Company , without the prior written consent of the Company, you will not directly or indirectly hire any employees of or consultants or contractors to the Company, nor will you solicit or induce or attempt to induce any persons who are employees of or consultants to the Company to terminate their employment or consulting agreement with the Company.

5.	Reasonableness of the Restrictive Covenants

(a)	You confirm that the obligations in Section 4 are fair and reasonable, given that, among other reasons:

(i)

the nature of the Business is such that you could relatively easily and effectively compete with the Business, and you therefore agree that the geographic scope of the obligation in Section 4 is reasonable;

(ii)	the Company operates in a relatively small but highly competitive market, in which there is intense competition from competing businesses; and

(iii)

you will have access to Confidential Information concerning the Business, including information concerning the Products and Developments and prospective Products which the Company is contemplating developing, producing, marketing, licensing or selling;

and

(b)

You agree that the obligations in Section 4, together with your other obligations under this Agreement, are reasonably necessary for the protection of the Company’s proprietary interests, and you acknowledge and agree that your obligations contained in this Agreement will not preclude you from becoming gainfully employed in a similar capacity, following a termination of your employment with the Company, given your training, general knowledge and experience.

6.	Termination

(a)

Resignation: If for any reason you should wish to leave the Company, you will provide the Company with one (1) month’s prior written notice of your intention (the “Resignation Period”). The Parties hereby agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period and end your employment immediately by delivering to you a written notice followed by payment of your Base Salary due to you during the remainder of the Resignation Period.

(b)

Termination for Cause: The Company may terminate your employment at any time for Cause, effective upon delivery by the Company to you of a written notice of termination of your employment for Cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Company.

(c)	Termination During Probation Period: The Company may terminate your employment at any time during the Probation Period in accordance with Section 1(f).

(d)	Termination Without Cause: After your Probation Period, the Company may terminate your employment without cause at any time upon providing you with the greater of:

(i)	written notice of the termination of your employment, or pay in lieu of notice, or a combination of notice and pay in lieu of notice pursuant to the Employment Standards Act; or

(ii)	written notice of the termination of your employment, or Base Salary in lieu of notice, or a combination of notice and Base Salary in lieu of notice in the following amount:

A.	One month for up to 24 consecutive months of employment;

B.	Two months after 36 consecutive months of employment; or

C.	Four months after 6 consecutive years of employment, plus 1 additional week for each additional year of employment, up to a combined maximum of eight months ;

(the “Severance Period”)

Any payment in lieu of the Severance Period provided to you will be inclusive of any termination or severance pay owing to you under the Employment Standards Act and subject to statutory withholdings. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded to you by the Company.

(e)

Garden Leave: Once notice of resignation or termination has been given by you or the Company, the Company may excuse you from the performance of your duties and/or exclude you from any premises of the Company or any Affiliated Company. Base Salary and other contractual benefits shall continue to be paid or provided to you until the last day of the notice period, subject to the terms of the governing agreements or plans. During any period where you are excused from your duties and/or excluded from the Company’s premises, you shall not, without the prior written consent of the Company, contact (either directly or indirectly) any clients, customers, suppliers or employees of the Company or any Affiliated Company. At any time, the Company may require you to return to the Company all property in your possession or under your control belonging to the Company or any Affiliated Company.

(f)

No Implied Entitlement: Other than as expressly provided herein, you will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

(g)

Continued Effect: Notwithstanding any changes in the terms and conditions of your employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of your employment with the Company unless otherwise amended in writing and signed by the Company.

(h)

Authorization to Deduct Debts: If, on the date you leave employment, you owe the Company any money, you hereby authorize the Company to deduct any such debt from your final salary payment or any other payment due to you. Any remaining debt will be immediately payable to the Company and you agree to satisfy such debt within 14 days of any demand for repayment.

7.	Severability

If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby. Further, if any provision of this Agreement is held by a court of competent jurisdiction to be excessively broad as to duration, activity, geography, or subject, said court will deem and interpret such provision to be valid and enforceable to the maximum duration, activity, geographic extent, and subject permissible under applicable law.

8.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter herein and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any Party can be held responsible in any way, other than as expressed in writing in this Agreement. No change or modification of this Agreement will be valid unless it is in writing and signed by both Parties.

9.	Non-waiver

No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by any Party to this Agreement to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

10.	Survival of Terms

The provisions of sections 2(e), 3, 4, 6(h), 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement will survive the termination of your employment, as well as any other provisions herein that are necessary for the post termination protection of the Company or its Confidential Information or intellectual property.

11.	Further Assistance

The Parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

12.	Equitable Remedies

You hereby acknowledge and agree that a breach of your obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

13.	Dispute Resolution

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved confidentially as follows:

(a)

Amicable Negotiation – The Parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations;

(b)

Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Arbitration and Mediation Society to have one appointed. The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each Party will bear its own costs, including one-half share of the mediator’s fees.

(c)

Arbitration – If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party. If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the British Columbia Arbitration and Mediation Society to appoint one. The arbitration will be held in Vancouver, BC, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration, and each Party will bear its own costs, including one-half share of the arbitrator’ s fees.

14.	Definitions

In this Agreement:

(a)	“Affiliated Company” means an “affiliate” as defined in the Business Corporations Act (BC) or any successor legislation, as amended from time to time.

(b)	“Board” means the board of directors of the Company.

(c)

“Business” means the business of discovering, researching, developing, producing, licensing selling and marketing new antibody molecules for therapeutics, diagnostics and reagents, and such other products and services the Company offers during your employment.

(d)	“Cause” includes, without limitation, breach of this Agreement and the usual meaning of cause under the common law or the laws of British Columbia.

(e)

“Competitive Business” means any business operation, whether a partnership, proprietorship, joint venture, company or otherwise, that develops, produces, licences or markets any products or services that are competitive with the Company’s products and services in the following fields antibody discovery and antibody product development, contract research services in antibody discovery and antibody product development, T cell analysis, and immune profiling.

(f)

“Company” means AbCellera Biologics Inc., a company with an office at 305 - 2125 East Mall, Vancouver, British Columbia V6T 1Z4, and where used in the context of protection of Confidential Information, intellectual property or the Business, “Company” includes any Affiliated Company.

(g)	“Confidential Information” includes any of the following:

(i)	information concerning all Products and Developments (as defined below);

(ii)

information regarding the Company’s business, operations, financing, strategies, methods and practices, including marketing strategies, product mix, product pricing, sales, margins, pay and compensation for staff, and any other information regarding the financial affairs of the Company;

(iii)	the identity of the Company’s clients, business partners, licensees, agents and suppliers, and the nature of the Company’s relationships with such clients, partners, licensees, agents and suppliers;

(iv)	information belonging to the Company’s clients, business partners, licensees, agents and suppliers, which is disclosed to you or the Company; and

(v)	any other trade secrets or confidential or proprietary information in the possession or control of the Company,

but does not include information which is or becomes generally available to the public through no fault of your own or which you can establish, through written records, was in your possession prior to its disclosure to you as a result of your work for the Company.

(h)	“Developments” includes all:

(i)

Products, analyses, compilations, studies, concepts, software, documentation, research, data, designs, reports, flowcharts, training materials, trade-marks, and specifications, and any related works, including any enhancements, modifications or additions to the Products owned, licensed, sold, marketed or used by the Company;

(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, instructions, illustrations and advertising materials; and

(iii)	inventions, devices, concepts, ideas, formulae, know-how, processes, techniques, systems, methods and improvements,

which are related to the companies Business or research and development activities, whether patentable or not, developed, created, generated or reduced to practice by you, alone or jointly with others, during your employment with the Company or which result from tasks assigned to you by the Company or which result from the use of the premises or property (including equipment, supplies of Confidential Information) owned, leased or licensed by the Company.

(i)	“Parties” means, collectively, you and the Company, and for clarity, a “Party” means any one of the Parties.

(j)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government, or governmental agency or entity however designated or constituted.

(k)

“Products” means (i) any products developed by, for or on behalf of the Company for use in its Business or operations, (ii) any intellectual property or assets owned, licensed, sold, marketed or used by the Company in connection with the Business, including enhancements, modifications, additions or other improvements to such intellectual property; and (iii) any other products and services that the Company discovers or develops during your employment.

15.	Conflict

In the event of any conflict between the terms and conditions of this agreement and any other agreement, the terms of this Agreement will prevail.

16.	Governing Laws

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia.

17.	Acknowledgement of Terms and Obligations

You agree that you have read and understand all of the terms, rights and obligations under this Agreement, that you have had the opportunity to discuss and negotiate these terms, rights and obligations with the Company, and that you have executed this Agreement voluntarily and of your own free will.

18.	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

AbCellera Biologics Inc. By:

/s/ Carl L. Hansen, Ph.D.
Carl L. Hansen, PhD. CEO & President

I have read, understand, acknowledge and accept the terms and conditions of my employment with the Company as set out above:

/s/ Véronique Lecault
Véronique Lecault

January 1, 2019

Private & Confidential

By Electronic Mail

Veronique Lecault

Dear Veronique:

Re:	Amendment of Employment Agreement to Increase Base Salary Compensation

In recognition of your performance and excellent contributions to AbCellera, I would like to offer you an increase in your base compensation for your ongoing employment, from CAD $150,000 per annum to CAD $180,000 per annum.

Effective January 1, 2019, your employment agreement will be amended as follows:

Article 1a will be replaced with

(a)

Position and Responsibilities: You will be employed by the Company in the position of Chief Operating Officer, reporting to the CEO or his or her designate. You will perform or fulfil all duties and responsibilities of your position, subject to applicable laws, and the duties and responsibilities that the Company may reasonably assign to you from time to time. You will at all times conform to the reasonable and lawful instructions and directions of the Company and its managers. You will adhere to all applicable policies of the Company as established and amended from time to time. You acknowledge and agree that as a developing company in Canada, you will need to be flexible in performing duties the Company asks you to perform from time to time, and in the position you occupy, your place of work and the person or position you report to. As the Company changes and grows, you may be required to change the scope of your position and duties, move to another location, change your title, and/or report to a different level of management. Such changes will not involve a reduction in compensation and you agree that no such changes will amount to a repudiation of this Agreement, constructive dismissal or termination of your employment.

Article 1c will be replaced with

(c)

Base Compensation: You will earn a base salary in the amount of CAD $180,000 per annum, less statutory and other required deductions, for all work and services you perform for the Company, paid to you bi-monthly in 24 equal payments, in arrears (the “Base Salary”). The Base Salary is based on a fifty (50) hour workweek, consisting of forty (40) regular hours per week at the rate of CAD $62.94 per hour and ten (10) hours of prepaid overtime at the time-and-a-half rate of CAD $94.41 per hour. Your hours of work and schedule may change from time to time depending on operational needs, and you may be required to work evenings and weekends. You must obtain prior approval from a manager before working any unscheduled hours. You must accurately report all unscheduled hours you work, whether approved or not, in the pay period in which you work such hours.

Article 1n will be added

(n)

Incentive Program: You will continue to be eligible to participate in the Company’s Annual Employee Incentive Program. The incentive target for your position is 20% of Base Salary based on the Compensation Committee’s assessment of your performance and achievement of annual goals that have been approved by the Board.

To accept this amendment please sign and return this letter to                     . I want to sincerely express my appreciation for your work and contributions to AbCellera.

/s/ Carl Hansen	/s/ Véronique Lecault
Carl Hansen President & CEO	Veronique Lecault